UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
January 25, 2007

Date of Report (Date of earliest event reported)
OSI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15190	13-3159796

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
41 Pinelawn Road
Melville, NY 11747

(Address of principal executive offices)
(631) 962-2000

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On January 25, 2007, Prosidion Limited, a wholly owned subsidiary of OSI Pharmaceuticals, Inc. (“OSI”), and Dr. Daryl Granner, a member of the Board of Directors of OSI (the “Board of Directors”), entered into a letter agreement (the “Letter Agreement”), which extends the term of the Scientific Advisory Board and Consulting Agreement, dated February 10, 2006 (the “Consulting Agreement”), through December 31, 2007. No other terms of the Consulting Agreement were modified. In consideration for his services under the Consulting Agreement, Dr. Granner receives a monthly fee of at the rate of $75,000 per year until the termination of the Consulting Agreement, and reimbursement of his travel and other out-of-pocket expenses.
     A copy of the Letter Agreement is filed hereto as Exhibit 10.1 and incorporated herein by reference.
     On January 26, 2007, OSI received notice from G. Morgan Browne of his resignation from the Board of Directors in accordance with the terms of OSI’s retirement policy for directors at age 72. Pursuant to the requirements of the retirement policy, the Nominating Committee of the Board of Directors will hold a meeting to consider whether or not Mr. Browne’s resignation should be accepted, and then make a recommendation to the Board of Directors.
ITEM 8.01. Other Events.
     On January 29, 2007, OSI issued a press release announcing that the European Commission has granted marketing authorization for Tarceva® (erlotinib) in combination with gemcitabine as first-line therapy for metastatic pancreatic cancer. A copy of OSI’s press release, dated January 29, 2007, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated January 25, 2007, by and between Dr. Daryl Granner and OSI Pharmaceuticals, Inc.

99.1	Press release, dated January 29, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2007	OSI PHARMACEUTICALS, INC.
	By:	/s/ Barbara A. Wood
Barbara A. Wood
Vice President, General Counsel and Secretary

Exhibit No.	Description

10.1	Letter Agreement, dated January 25, 2007, by and between Dr. Daryl Granner and OSI Pharmaceuticals, Inc.
99.1	Press release, dated January 29, 2007